SECURITIES AND EXCHANGE COMMISSION,
WASHINGTON, D.C. 20549

SCHEDULE TO
(Rule 14d-100)
TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
OF THE SECURITIES EXCHANGE ACT OF 1934

CENTERPULSE AG
(Name of Subject Company (Issuer))

ZIMMER HOLDINGS, INC.

(Names of Filing Persons (Offerors))

REGISTERED SHARES, NOMINAL VALUE CHF 30.00 PER SHARE
(Title of Class of Securities)

Not Applicable*
(CUSIP Number of Class of Securities)

David C. Dvorak, Esq.
Zimmer Holdings, Inc.
345 East Main Street
Warsaw, Indiana 46580
(574) 267-6131

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications on Behalf of Filing Persons)

Copies to:

Morton A. Pierce, Esq.
M. Adel Aslani-Far, Esq.
Jack S. Bodner, Esq.
Dewey Ballantine LLP
1301 Avenue of the Americas
New York, New York 10019
(212) 259-8000

CALCULATION OF FILING FEE

Transaction Value**: US$3,430,615,745.30	Amount of Filing Fee***: US$277,536.81

*	There is no CUSIP Number assigned to the registered shares. CUSIP No. 152005104 has been assigned to the American depositary shares of Centerpulse AG that are quoted on the New York Stock Exchange under the symbol “CEP.” CUSIP No. 152005203 has been assigned to the American depositary shares of Centerpulse AG that were issued pursuant to a restricted American depositary receipt facility and are not publicly traded.

**	Estimated solely for the purpose of calculating the filing fee pursuant to Rule 0-11(d) and 0-11(a)(4) of the Securities Exchange Act of 1934, as amended, the filing fee was calculated based on the sum of (a) the product of (i) US$278.22, the average of the high and low sale prices per registered share of Centerpulse AG as reported on the SWX Swiss Exchange on June 13, 2003, converted into U.S. dollars at the noon buying rate in New York City for Swiss francs on such date of CHF 1.3047 = US$1.00 as certified for customs purposes by the Federal Reserve Bank of New York on such date and (ii) 11,941,005, the estimated number of outstanding registered shares of Centerpulse AG and options to purchase registered shares of Centerpulse and (b) the product of (i) US$27.74, the average of the high and low sale prices per American depositary share of Centerpulse AG as reported on the New York Stock Exchange on June 13, 2003 and (ii) 3,907,330, the estimated number of outstanding American depositary shares of Centerpulse AG.

***	0.00809% of the Transaction Value.

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount previously paid:	US$133,281.93	Filing Party:	Zimmer Holdings, Inc.

Form or Registration No.:	Form S-4, Registration No. 333-105561	Date Filed:	May 27, 2003

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☒	third-party tender offer subject to Rule 14d-1.

☐	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

     This Tender Offer Statement on Schedule TO relates to the third-party tender offer (the “Offer”) by Zimmer Holdings, Inc., a Delaware corporation (“Zimmer”), to exchange shares of Zimmer common stock, par value US$0.01 per share, and cash, for registered shares, nominal value CHF 30 per share, of Centerpulse AG, a listed company incorporated in Switzerland (“Centerpulse”), including shares represented by Centerpulse American depositary shares, upon the terms and subject to the conditions set forth in the Prospectus, dated as of June 19, 2003 and in the related ADS Letter of Transmittal, copies of which are attached hereto as Exhibits (a)(1) and (a)(2) and expressly incorporated by reference herein.

Items 1 through 11.

     The information set forth in the entire registration statement, including all schedules, exhibits and annexes thereto, the related ADS Letter of Transmittal, the related Form of Declaration of Acceptance and Assignment and any prospectus supplement or other supplement thereto related to the Offer hereafter filed with the Securities and Exchange Commission by Zimmer Holdings, Inc., is hereby expressly incorporated by reference in answer to Items 1 through 11 of the Schedule TO.

Item 12. EXHIBITS.

EXHIBIT NO.	DESCRIPTION

(a)(1)	Prospectus, dated June 19, 2003 (incorporated herein by reference to Zimmer Holdings, Inc.’s Registration Statement on Form S-4/A, Registration No. 333-105561, filed with the Securities and Exchange Commission on June 19, 2003).
(a)(2)	Form of ADS Letter of Transmittal (incorporated herein by reference to Exhibit 99.1 of Zimmer Holdings, Inc.’s Registration Statement on Form S-4/A, Registration No. 333-105561, filed with the Securities and Exchange Commission on June 18, 2003).
(a)(3)	Form of Declaration of Acceptance and Assignment (incorporated herein by reference to Exhibit 99.2 of Zimmer Holdings, Inc.’s Registration Statement on Form S-4/A, Registration No. 333-105561, filed with the Securities and Exchange Commission on June 18, 2003).
(a)(4)	Form of ADS Notice of Guaranteed Delivery (incorporated herein by reference to Exhibit 99.3 of Zimmer Holdings, Inc.’s Registration Statement on Form S-4/A, Registration No. 333-105561, filed with the Securities and Exchange Commission on June 18, 2003).
(a)(5)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated herein by reference to Exhibit 99.4 of Zimmer Holdings, Inc.’s Registration Statement on Form S-4/A, filed with the Securities and Exchange Commission on June 18, 2003).
(a)(6)	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated herein by reference to Exhibit 99.5 of Zimmer Holdings Registration Statement on Form S-4/A, Registration No. 333-105561, filed with the Securities and Exchange Commission on June 18, 2003).
(a)(7)	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated herein by reference to Exhibit 99.6 of Zimmer Holdings, Inc.’s Registration Statement on Form S-4/A, Registration No. 333-105561, filed with the Securities and Exchange Commission on June 18, 2003).
(a)(8)	Swiss Pre-Announcement, dated May 20, 2003, of Zimmer Holdings, Inc. with respect to its offer for Centerpulse registered shares (including shares represented by Centerpulse American depositary shares) (incorporated herein by reference to Zimmer Holdings, Inc.’s Rule 425 filing made with the Securities and Exchange Commission on May 20, 2003).
(a)(9)	Press Release of Zimmer Holdings, Inc., dated May 20, 2003 (incorporated herein by reference to Zimmer Holdings, Inc.’s Rule 425 filing made with the Securities and Exchange Commission on May 20, 2003).
(a)(10)	Slide Presentation of Zimmer Holdings, Inc. dated May 20, 2003 (incorporated herein by reference to Zimmer Holdings, Inc.’s Rule 425 filing made with the Securities and Exchange Commission on May 20, 2003).

EXHIBIT NO.	DESCRIPTION

(a)(11)	Published Letter of Zimmer Holdings, Inc., dated May 21, 2003 (incorporated herein by reference to Zimmer Holdings, Inc.’s Rule 425 filing made with the Securities and Exchange Commission on May 21, 2003).
(a)(12)	Press Release of Zimmer Holdings, Inc., dated May 29, 2003 (incorporated herein by reference to Zimmer Holdings, Inc.’s Rule 425 filing made with the Securities and Exchange Commission on May 30, 2003).
(a)(13)	Form of Swiss Offer Prospectus, (incorporated herein by reference to Exhibit 99.9 of Zimmer Holdings, Inc.’s Registration Statement on Form S-4/A, Registration No. 333-105561, filed with the Securities and Exchange Commission on June 18, 2003).
(a)(14)	Swiss Offer Prospectus Summary, dated June 19, 2003, (incorporated herein by reference to Zimmer Holdings, Inc.’s Rule 425 filing made with the Securities and Exchange Commission on June 19, 2003).
(b)(1)	$1,350,000,000 Revolving Credit and Term Loan Agreement among Zimmer Holdings, Inc., Zimmer, Inc., Zimmer K.K., Zimmer Ltd., the borrowing subsidiaries, and lenders named therein, dated as of June 12, 2003 (incorporated herein by reference to Exhibit 10.27 of Zimmer Holdings, Inc.’s Registration Statement on Form S-4/A, Registration No. 333-105561, filed with the Securities and Exchange Commission on June 13, 2003).
(b)(2)	$400,000,000 364-Day Credit Agreement among Zimmer Holdings, Inc., Zimmer, Inc., the borrowing subsidiaries, and lenders named therein, dated as of June 12, 2003 (incorporated herein by reference to Exhibit 10.28 of Zimmer Holdings, Inc.’s Registration Statement on Form S-4/A, Registration No. 333-105561, filed with the Securities and Exchange Commission on June 13, 2003).
(d)	None.
(g)	None.
(h)	None.

Item 13. Information Required by Schedule 13E-3.

Not applicable.

SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

ZIMMER HOLDINGS, INC.

By:	/s/ J. Raymond Elliott

J. Raymond Elliott
Chairman of the Board,
President and Chief Executive Officer

Date: June 19, 2003

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

(a)(1)	Prospectus, dated June 19, 2003 (incorporated herein by reference to Zimmer Holdings, Inc.’s Registration Statement on Form S-4/A, Registration No. 333-105561, filed with the Securities and Exchange Commission on June 19, 2003).
(a)(2)	Form of ADS Letter of Transmittal (incorporated herein by reference to Exhibit 99.1 of Zimmer Holdings, Inc.’s Registration Statement on Form S-4/A, Registration No. 333-105561, filed with the Securities and Exchange Commission on June 18, 2003).
(a)(3)	Form of Declaration of Acceptance and Assignment (incorporated herein by reference to Exhibit 99.2 of Zimmer Holdings, Inc.’s Registration Statement on Form S-4/A, Registration No. 333-105561, filed with the Securities and Exchange Commission on June 18, 2003).
(a)(4)	Form of ADS Notice of Guaranteed Delivery (incorporated herein by reference to Exhibit 99.3 of Zimmer Holdings, Inc.’s Registration Statement on Form S-4/A, Registration No. 333-105561, filed with the Securities and Exchange Commission on June 18, 2003).
(a)(5)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated herein by reference to Exhibit 99.4 of Zimmer Holdings, Inc.’s Registration Statement on Form S-4/A, filed with the Securities and Exchange Commission on June 18, 2003).
(a)(6)	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated herein by reference to Exhibit 99.5 of Zimmer Holdings Registration Statement on Form S-4/A, Registration No. 333-105561, filed with the Securities and Exchange Commission on June 18, 2003).
(a)(7)	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated herein by reference to Exhibit 99.6 of Zimmer Holdings, Inc.’s Registration Statement on Form S-4/A, Registration No. 333-105561, filed with the Securities and Exchange Commission on June 18, 2003).
(a)(8)	Swiss Pre-Announcement, dated May 20, 2003, of Zimmer Holdings, Inc. with respect to its offer for Centerpulse registered shares (including shares represented by Centerpulse American depositary shares) (incorporated herein by reference to Zimmer Holdings, Inc.’s Rule 425 filing made with the Securities and Exchange Commission on May 20, 2003).
(a)(9)	Press Release of Zimmer Holdings, Inc., dated May 20, 2003 (incorporated herein by reference to Zimmer Holdings, Inc.’s Rule 425 filing made with the Securities and Exchange Commission on May 20, 2003).
(a)(10)	Slide Presentation of Zimmer Holdings, Inc. dated May 20, 2003 (incorporated herein by reference to Zimmer Holdings, Inc.’s Rule 425 filing made with the Securities and Exchange Commission on May 20, 2003).
(a)(11)	Published Letter of Zimmer Holdings, Inc., dated May 21, 2003 (incorporated herein by reference to Zimmer Holdings, Inc.’s Rule 425 filing made with the Securities and Exchange Commission on May 21, 2003).
(a)(12)	Press Release of Zimmer Holdings, Inc., dated May 29, 2003 (incorporated herein by reference to Zimmer Holdings, Inc.’s Rule 425 filing made with the Securities and Exchange Commission on May 30, 2003).
(a)(13)	Form of Swiss Offer Prospectus (incorporated herein by reference to Exhibit 99.9 of Zimmer Holdings, Inc.’s Registration Statement on Form S-4/A, Registration No. 333-105561, filed with the Securities and Exchange Commission on June 18, 2003).
(a)(14)	Swiss Offer Prospectus Summary, dated June 19, 2003, (incorporated herein by reference to Zimmer Holdings, Inc.’s Rule 425 filing made with the Securities and Exchange Commission on June 19, 2003).

EXHIBIT NO.	DESCRIPTION

(b)(1)	$1,350,000,000 Revolving Credit and Term Loan Agreement among Zimmer Holdings, Inc., Zimmer, Inc., Zimmer K.K., Zimmer Ltd., the borrowing subsidiaries, and lenders named therein, dated as of June 12, 2003 (incorporated herein by reference to Exhibit 10.27 of Zimmer Holdings, Inc.’s Registration Statement on Form S-4/A, Registration No. 333-105561, filed with the Securities and Exchange Commission on June 13, 2003).
(b)(2)	$400,000,000 364-Day Credit Agreement among Zimmer Holdings, Inc., Zimmer, Inc., the borrowing subsidiaries, and lenders named therein, dated as of June 12, 2003 (incorporated herein by reference to Exhibit 10.28 of Zimmer Holdings, Inc.’s Registration Statement on Form S-4/A, Registration No. 333-105561, filed with the Securities and Exchange Commission on June 13, 2003).
(d)	None.
(g)	None.
(h)	None.